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PART IV (continued)
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                                                                      EXHIBIT 12

EXHIBIT 12. STATEMENT RE: COMPUTATION OF RATIOS

                      BANCWEST CORPORATION AND SUBSIDIARIES
         COMPUTATION OF CONSOLIDATED RATIOS OF EARNINGS TO FIXED CHARGES


                                                              YEAR ENDED DECEMBER 31,
                                             ----------------------------------------------------
(dollars in thousands)                         2000       1999       1998       1997       1996
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
Income before income taxes ................. $368,621   $296,129   $144,901   $138,185   $123,716
Fixed charges (1):
  Interest expense .........................  562,922    446,877    315,822    281,232    270,755
  Rental expense ...........................   15,290     15,017     13,659     12,502      6,574
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                                              578,212    461,894    329,481    293,734    277,329
Less interest on deposits ..................  458,204    368,621    253,860    220,116    199,094
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  Net fixed charges ........................  120,008     93,273     75,621     73,618     78,235
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  Earnings, excluding interest on deposits.. $488,629   $389,402   $220,522   $211,803   $201,951
=================================================================================================
  Earnings, including interest on deposits.. $946,833   $758,023   $474,382   $431,919   $401,045
=================================================================================================
Ratio of earnings to fixed charges:
  Excluding interest on deposits ...........    4.07x      4.17x      2.92x      2.88x      2.58x
  Including interest on deposits ...........    1.64x      1.64x      1.44x      1.47x      1.45x


(1) For purposes of computing the consolidated ratios of earnings to fixed charges, earnings represent income before income taxes and fixed charges. Fixed charges, excluding interest on deposits, include interest (other than on deposits), whether expensed or capitalized, and that portion of rental expense (generally one third) deemed representative of the interest factor. Fixed charges, including interest on deposits, consist of the foregoing items plus interest on deposits.


76 BancWest Corporation and Subsidiaries